THIS AGREEMENT (the “Agreement”) is made effective upon NeoVolta’s Common Stock becoming listed on the Nasdaq Stock Market, and is by and between NeoVolta, Inc. a Nevada corporation (hereinafter referred to as the “Company”), and John Hass (hereinafter referred to as the “Director”).

BACKGROUND

The Board of Directors of the Company desires to appoint the Director and to have the Director perform the duties of an independent director and the Director desires to be so appointed and to perform the duties required of such position in accordance with the terms and conditions of this Agreement.

AGREEMENT

In consideration for the above recited promises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1. DUTIES. The Company requires that the Director be available to perform the duties of an independent director customarily related to this function as may be determined and assigned by the Board of Directors of the Company and as may be required by the Company’s constituent instruments, including its articles of incorporation, bylaws and its corporate governance and board committee charters (if any), each as amended or modified from time to time, and by applicable law, including the Nevada Revised Statues, corporate governance standards, or any other applicable governing statute (the “Law”). The Director agrees to devote as much time as is necessary to perform completely the duties as the Director of the Company, including duties as a member of such committees as the Director may hereafter be appointed to. The Director will perform such duties described herein in accordance with the general fiduciary duty of directors arising under the Law.

2. TERM. The term of this Agreement shall commence as of the date of the Director’s appointment by the Board of Directors of the Company and shall continue until the Director’s removal or resignation.

COMPENSATION. The following shall serve as compensation to the Director, for all duties, services, and positions:

Cash and Common Shares. As annual compensation, the Company agrees to compensate Director in the amount of Sixty-Five Thousand ($65,000). Compensation shall be paid quarterly wherein not less than 70% is paid in common shares of the Company (the “Shares”), issued in book entry form calculated based on the share price at the end of such fiscal quarter, and up to 30% paid in cash, with such final amounts to be determined by the Director.

3. EXPENSES. In addition to the compensation provided in paragraph 3 hereof, the Company will reimburse the Director for pre-approved reasonable business-related expenses incurred in good faith in the performance of the Director’s duties for the Company. Such payments shall be made by the Company upon submission by the Director of a signed statement itemizing the expenses incurred. Such statement shall be accompanied by sufficient documentary matter to support the expenditures.

4. CONFIDENTIALITY. The Company and the Director each acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, the Director shall necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). The Director covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information.

5. CONFLICTS OF INTEREST. The Director represents that he is free to enter into this Agreement and that this engagement does not violate the terms of any agreements between the Director and any third party. Further, the Director, in rendering his services shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which she does not have a proprietary interest or is not otherwise authorized to use.

6. INVENTIONS. Any and all inventions, discoveries, developments and innovations conceived by the Director during this engagement relative to the duties under this Agreement shall be the exclusive property of the Company; and the Director hereby assigns all right, title, and interest in the same to the Company. Any and all inventions, discoveries, developments and innovations conceived by the Director prior to the Term and utilized by him in rendering duties to the Company are hereby licensed to the Company for use in its operations and for an infinite duration. This license is non-exclusive, and may be assigned without the Director’s prior written approval by the Company to a parent, affiliate, successor, or wholly owned subsidiary of Company

7. GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of Nevada without reference to that state’s conflicts of laws principles. The parties consent to and agree that the state and federal courts located in San Diego, California will have exclusive jurisdiction related to any dispute related to or arising from this Agreement.

8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile or electronic .PDF (or similar format) execution and delivery of-this Agreement is legal, valid, and binding for all purposes.

9. ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with .respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative of any party to this Agreement with respect to such subject matter.

IN WITNESS WHEREOF, the parties hereto have caused this Independent Director Agreement to be duly executed and signed as of the day and year set forth below.

NeoVolta, Inc.

By: /s/ Brent S. Willson

Name: Brent S. Willson

Title: President and Chief Executive Officer

Independent Director

/s/ John Hass

Name: John Hass

Address: ***

Date: April 7, 2022